Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

March 7, 2017

LSC Communications, Inc.,

191 N. Wacker Drive, Suite 1400,

Chicago, IL 60606.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 7,179,222 shares (the “Securities”) of Common Stock, par value $0.01 per share (the “Common Stock”), of LSC Communications, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. The Securities consist of 6,242,802 shares of Common Stock to be sold by R. R. Donnelley & Sons Company (the “Firm Securities”) and 936,420 shares of Common Stock to be issued and sold by the Company (the “Option Securities”). Upon the basis of such examination, it is our opinion that:

(1) The Firm Securities have been validly issued and are fully paid and nonassessable.

(2) When the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Option Securities have been duly established in conformity with the Company’s amended and restated certificate of incorporation, and the Option Securities have been duly issued and sold as contemplated by the Registration Statement, the Option Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

LSC Communications, Inc.	-2-

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Common Stock” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP